EXHIBIT 99.1

MATERION CORPORATION REPORTS THIRD QUARTER EARNINGS

REVISES OUTLOOK FOR THE YEAR

DECLARES FOURTH QUARTER DIVIDEND

MAYFIELD HEIGHTS, Ohio — October 25, 2012 — Materion Corporation (NYSE:MTRN) today reported results for the third quarter 2012 and revised its earnings outlook for the year.

The Company reported net income for the quarter of $8.1 million, or $0.39 per share, diluted, on sales of $290.6 million. Results for the quarter were positively affected by improved margins and negatively affected by lower sales volumes and a higher than expected tax rate.

THIRD QUARTER 2012 RESULTS

Sales for the third quarter were $290.6 million compared to the third quarter of 2011 quarterly sales of $392.8 million, a decline of approximately 26%. A higher use of customer-supplied precious metal and lower pass-through metal prices decreased sales in the third quarter of 2012 by approximately $51.4 million compared to the same period of the prior year. Other factors, including lower sales volume from silver investment bar and jewelry product applications, pricing and changes in customer mix, resulted in a decline in sales of 13%. In the quarter, demand for our materials was weaker from the defense and science, automotive electronics, telecommunications infrastructure, energy and appliance markets. Helping to offset, in part, the lower demand for our materials from these markets was improved demand from the consumer electronics, medical, industrial components and aerospace markets.

Comparing the third quarter sequentially to the second quarter of 2012, sales were down $34.5 million, or approximately 10.6%, from $325.1 million. The higher use of customer-supplied metal and changes in pass-through metal prices lowered sales in the third quarter sequentially by approximately 4% compared to the second quarter of the year. In the third quarter, comparing sequentially to the second quarter of the year, demand for our materials was weaker in automotive electronics, in consumer electronics and in energy. Helping to offset the lower demand in those two markets was improved demand in defense and science, in industrial and commercial aerospace and in telecom infrastructure.

Net income for the third quarter was $8.1 million, or $0.39 per share, diluted, compared to $13.5 million, or $0.65 per share, diluted, for the third quarter of 2011 and sequentially to $7.9 million, or $0.38 per share, diluted, for the second quarter of 2012. The reduction in net income, when compared to the same quarter of the prior year, is due primarily to the lower sales volume and a higher effective tax rate. When comparing sequentially to the second quarter, while sales were lower and the effective tax rate was higher, diluted earnings per share increased primarily due to improved margins. The effective tax rate was higher in the third quarter than the first half of the year primarily due to an increase in projected foreign losses that cannot currently be utilized, reducing earnings for the quarter by approximately $1.0 million, or $0.05 per share.

For the first nine months of 2012, sales were $969.3 million compared to sales of $1.192 billion for the same period of last year. Net income for the first nine months of the year was $22.2 million, or $1.07 per share, diluted, compared to net income of $39.2 million, or $1.89 per share, diluted, for the same period of last year. The 2012 year-to-date earnings of $1.07 includes approximately $0.20 per share of costs related to the start-up of the beryllium plant, the integration of EIS Optics Limited, which was acquired in late 2011, and the shutdown and relocation of certain of the Company’s operations.

DIVIDEND

The Company announced today the declaration of its fourth quarter dividend of $0.075 per share payable on December 4, 2012 to shareholders of record on November 16, 2012. The dividend is a reflection of the Company’s continued confidence in the strength of its business, its prospects for long-term growth and its ability to continue to grow the business organically, as well as through acquisitions, while returning cash to shareholders.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

The Advanced Material Technologies’ segment sales for the third quarter of 2012 were $190.5 million, compared to sales of $274.6 million in the third quarter of 2011. Sales for the first nine months of 2012 were $654.2 million, compared to sales of $818.6 million for the same period last year. Pass-through metal prices were lower in the third quarter of 2012 when comparing to the third quarter of the prior year, resulting in a reduction in sales of approximately $5.4 million quarter over quarter. Pass-through metal prices were higher in the first nine months of 2012 than the same period in 2011, resulting in an increase in sales of approximately $3.1 million. The higher use of customer-supplied metal as previously noted, and weaker demand from defense, silver investment bar, jewelry and other markets offset, in part, by strength in the medical market accounted for a majority of the decline in sales in the third quarter and first nine months compared to the same periods of last year.

Operating profit for the third quarter of 2012 was $9.2 million, compared to an operating profit of $11.2 million for the third quarter of 2011. Operating profit year to date was $22.0 million, compared to $32.6 million for the same period of last year. Operating profit was negatively impacted in the third quarter and year to date by the lower sales volume and a weaker product mix. In addition, costs associated with the acquisition of EIS Optics Limited and the shutdown and relocation of certain operations negatively affected operating profit for the first nine months of 2012 by $1.9 million. Operating profit as a percent of sales has improved sequentially in each quarter of 2012.

Performance Alloys

Performance Alloys’ sales for the third quarter were $68.7 million, compared to the third quarter of 2011 sales of $81.7 million. Year-to-date sales were $216.4 million compared to $262.8 million for the first nine months of the prior year. Pass-through metal prices negatively affected sales by $3.1 million for the quarter and $7.6 million for the first nine months as compared to the same periods in 2011. The remainder of the decline in sales for the quarter and year to date is due primarily to lower demand from the consumer electronics, automotive electronics, telecommunications infrastructure, energy and appliance markets offset, in part, by strength from the industrial components and commercial aerospace market.

Demand for the Company’s ToughMet® materials for applications in commercial aerospace, heavy equipment and plastic tooling for the third quarter and first nine months of 2012 remained solid.

Operating profit for the third quarter was $5.4 million, compared to an operating profit of $5.9 million in the third quarter of 2011. The operating profit for the first nine months of 2012 was $18.3 million, compared to an operating profit of $24.1 million for the same period of last year. The adverse impact of the lower sales volume and an unfavorable mix were partially offset by improved yields, lower expenses and improved pricing.

Beryllium and Composites

Beryllium and Composites’ sales for the third quarter of 2012 were $14.4 million, compared to the third quarter 2011 sales of $15.3 million. For the first nine months of the year, sales were $43.1 million compared to $47.0 million for the same period of last year. A combination of defense push-outs and weaker commercial sales accounted for the majority of the decline in sales for the quarter and the year to date. Order entry rates have improved, and sales in the fourth quarter of the year are currently expected to be above those of the third quarter.

The operating loss for the third quarter of 2012 was $0.5 million, which compares to an operating profit of $0.4 million for the third quarter of 2011. The operating loss for the first nine months of 2012 was $3.8 million, which compares to an operating profit of $1.6 million for the same period of last year. The reduction in operating profit for the third quarter and the first nine months of 2012 is due to both the lower defense business levels and the start-up of the new beryllium pebble plant. Output from the plant continued to improve in the third quarter. Costs associated with the start-up of the plant, including the cost of higher-priced purchased beryllium, totaled approximately $0.9 million for the quarter and $3.9 million for the year to date. The start up of the new beryllium plant is progressing well and the plant is expected to fully meet projected production needs for the coming year.

Technical Materials

Technical Materials’ sales for the third quarter of 2012 were $17.0 million, compared to $21.0 million for the third quarter of 2011. Sales for the first nine months of the year were $55.5 million, compared to $63.6 million for the same period of last year. Sales were negatively impacted in the third quarter and first nine months by weaker demand from the consumer electronics, automotive electronics and energy markets.

Operating profit for the third quarter of 2012 was $1.1 million, which compares to $2.4 million for the third quarter of last year. The operating profit for the first nine months of the year was $5.0 million compared to an operating profit of $6.9 million for the same period of last year. The lower operating profit is due to the lower sales volume.

OUTLOOK FOR 2012

The global macroeconomic environment remains uncertain and visibility is short. Order entry patterns have been choppy and the customary lift in order entry typically associated with consumer electronics in the third quarter occurred later in the quarter than normal.

The Company now expects sales for the fourth quarter of the year to be similar to the third quarter and earnings for the full year to be in the range of $1.40 to $1.45 per share compared to the previously announced range of $1.50 to $1.60 per share. This full-year range includes up to $0.27 per share of costs related to the start-up of the pebble plant, integration of EIS Optics Limited, acquired in late 2011, and the shutdown and relocation of certain operations.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “Over the past three quarters, we have been experiencing difficult global economic conditions. I am encouraged though, by our increasing quarter-to-quarter earnings improvement since the fourth quarter of 2011 and especially by our margin improvement. Our strong balance sheet, the benefit of our pricing and cost reduction initiatives, our diverse set of markets and our new products and technologies have helped us navigate the challenging global economic environment. We have positioned ourselves well. Important to the ongoing improvement is the continued progress with the start-up of the new beryllium pebble plant and the success of our new product, technology and cost-reduction initiatives. I am very encouraged about our future.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 11:00 a.m. Eastern Time, October 25, 2012. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until November 9, 2012 by dialing (877) 660-6853 or (201) 612-7415; Conference ID 401127. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

•	The global economy;

•	The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial and commercial aerospace, defense and science, energy, medical, automotive electronics, telecommunications infrastructure and appliance;

•	Changes in product mix and the financial condition of customers;
•	Actual sales, operating rates and margins for 2012;

•	Our success in developing and introducing new products and new product ramp-up rates;

•	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

•	Our success in integrating acquired businesses, including EIS Optics Limited and Aerospace Metal Composites Limited;

•	Our success in moving the microelectronics packaging operations to Singapore;

•	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

•	The availability of adequate lines of credit and the associated interest rates;

•	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

•	Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

•	The uncertainties related to the impact of war, terrorist activities and acts of God;

•	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

•	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

•	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

•	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak (216) 383-6823 mike.hasychak@materion.com	Patrick S. Carpenter (216) 383-6835 patrick.carpenter@materion.com

http://www.materion.com

Materion Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	Sept. 28,	Dec. 31,
(Thousands)	2012	2011
Assets
Current assets
Cash and cash equivalents	$10,894	$12,255
Accounts receivable	138,877	117,761
Other receivables	209	4,602
Inventories	211,443	187,176
Prepaid expenses	44,610	39,739
Deferred income taxes	10,099	9,368

Total current assets	416,132	370,901
Related-party notes receivable	51	73
Long-term deferred income taxes	11,627	11,627
Property, plant and equipment — cost	769,985	753,326
Less allowances for depreciation,
depletion and amortization	(501,382)	(489,513)

Property, plant and equipment — net	268,603	263,813
Intangible assets	30,131	34,580
Other assets	5,348	7,073
Goodwill	86,467	84,036

Total assets	$818,359	$772,103

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$57,455	$40,944
Accounts payable	31,831	39,385
Other liabilities and accrued items	55,581	56,309
Unearned revenue	1,717	3,033
Total current liabilities	146,584	139,671
Other long-term liabilities	16,762	16,488
Retirement and post-employment benefits	98,421	105,115
Unearned income	57,859	62,540
Long-term income taxes	1,385	1,793
Deferred income taxes	2,193	51
Long-term debt	65,028	40,463
Shareholders’ equity	430,127	405,982

Total liabilities and shareholders’ equity	$818,359	$772,103

See Notes to Consolidated Financial Statements.

Materion Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
(Thousands, except per share amounts)	2012	2011	2012	2011
Net sales	$290,601	$392,794	$969,319	$1,192,309
Cost of sales	238,232	335,444	814,507	1,016,487

Gross margin	52,369	57,350	154,812	175,822
Selling, general and administrative expense	32,832	32,322	98,938	98,012
Research and development expense	3,019	2,821	9,309	7,946
Other – net	3,129	5,016	10,846	13,752

Operating profit	13,389	17,191	35,718	56,112
Interest expense — net	779	807	2,297	2,005

Income before income taxes	12,610	16,384	33,421	54,107
Income tax expense	4,496	2,857	11,260	14,890

Net income	$8,114	$13,527	$22,161	$39,217

Basic earnings per share:
Net income per share of common stock	$0.40	$0.66	$1.08	$1.92

Diluted earnings per share:
Net income per share of common stock	$0.39	$0.65	$1.07	$1.89

Cash dividends per share	$0.075	$0.00	$0.15	$0.00

Weighted-average number of shares of
common stock outstanding
Basic	20,432	20,377	20,434	20,385
Diluted	20,697	20,749	20,639	20,792
See notes to consolidated financial statements.